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                                                                    EXHIBIT 99.1


COVAD INTERNATIONAL ENTERS SPANISH BROADBAND MARKET WTIH INVESTMENT IN LOOP TELECOM

SANTA CLARA, CA AND BARCELONA, SPAIN _ (SEPTEMBER 14, 2000) - Covad Communications (NASDAQ: COVD), the leading U.S.-based broadband services provider utilizing DSL (Digital Subscriber Line) technology, and its newly formed Covad Communications International, B.V., today announced its first European investment, an agreement to purchase a majority share of Loop Telecom. Loop is Spain's first full-service broadband service provider for small and medium sized businesses.

Under the agreement, Covad will acquire Loop Holdings Europe AsP, which holds shares representing a 70 percent interest in privately held Loop Telecom, S.A., for $15 million US (17.4 Euro) and notes for additional payments of $15 million US (17.4 Euro) six months after close and $20 million US (23,2 Euro) one year after close. Covad representatives will hold three seats on the Loop Telecom board. Current plans are for Covad to enhance the Loop management team and bolster its back-office systems with Covad's world-class OSS that will help simplify and accelerate Loop's service delivery processes.

"Our investment in Loop Telecom represents the first stage of our European entry strategy, " said Robert Davenport, CEO of Covad Communications International B.V. "We are bringing our proven expertise in network deployment and service delivery to a well-positioned, innovative company that is a pioneer in the Spanish broadband market. The synergies between Loop and Covad will definitively accelerate the availability of high speed Internet access to Spanish businesses."

Loop currently offers broadband connectivity services in major metropolitan areas and is expanding nationally. Loop has established its own backbone network and will incorporate a DSL-based local access component as local loop unbundling is implemented next year. The company employs a direct sales model, offering small and medium-sized businesses a variety of data services. These include broadband DSL for high-speed Internet access, virtual private networks for data, voice and video, IT services, local area networks and value-added services such as web hosting, e-mail and e-commerce. Loop's network will be extended to serve the entire Iberian Peninsula. Loop was incorporated in 1999 and is based in Barcelona, with offices in Madrid, Bilbao, Valencia and Seville.

"The high-speed Internet market in Spain will be one of the strongest in Europe, and Covad's well proven expertise in the sector will enable Loop to maximize its full market potential," said Ramon Alvarez Rendueles, who will serve as a director on the board of Loop Telecom.
Mr. Rendueles, a well known figure in the Spanish public and private sectors, has held many leading positions, including chairman of the Bank of Spain, Spanish economic secretary of


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state and chairman of the Prince of Spain
Foundation. Antonio Mendoza Zabala, a prominent industrialist and one of the original investors in Loop, will also serve as a member of the board.

The Spanish data market is currently growing at a 25 percent compound annual growth rate, one of the highest in Europe. This represents an even greater market opportunity for Covad and Loop, because less than five percent of the data transmission is done through new generation networks such as DSL. Many factors are driving the market, including liberalization of the telecommunications market by the European Union and Spain's telecommunications regulatory body CMT (Comision del Mercado de las Telecomunicaciones).

ABOUT COVAD
Covad is the leading national broadband services provider of high-speed Internet and network access utilizing Digital Subscriber Line (DSL) technology. It offers DSL, IP and dial-up services through Internet Service Providers, telecommunications carriers, enterprises, affinity groups, PC OEMs and ASPs to small and medium-sized businesses and home users. Covad services are currently available across the United States in 98 of the top Metropolitan Statistical Areas (MSAs). By the end of 2000, Covad services are expected to be available in 165 MSAs (which includes MSAs that will be added as a result of the acquisition of BlueStar Communications). At that time Covad's network is targeted to reach more than 45 percent of all US homes and 50 percent of all US businesses. Corporate headquarters is located at 4250 Burton Drive, Santa Clara, CA 95054.
Telephone: 1-888-GO-COVAD. Web Site: www.covad.com.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 The statements contained in this release which are not historical facts may be deemed to contain forward-looking statements, including but not limited to statements regarding the intention to deploy our network in new and existing MSAs, the timing and breadth of coverage in each MSA, and our ability to provide high-quality, media-rich content. Actual results may differ materially from those anticipated in any forward-looking statements as a result of certain risks and uncertainties, including, without limitation, the company's dependence on incumbent local exchange carriers for collocation, unbundled network elements, transport and other facilities, development of necessary technologies and operations, ability to manage growth of our operations, and the need to raise additional capital. For other risks and uncertainties applicable to our business refer to the Company's Securities and Exchange Commission filings.